Exhibit 99.1

For Release:   October 12, 2007

Contact:	Douglas Stewart, President-CEO
Debra Geuy, Chief Financial Officer

PEOPLES-SIDNEY FINANCIAL CORPORATION ANNOUNCES FIRST QUARTER EARNINGS AND DECLARES REGULAR AND SPECIAL DIVIDENDS

Sidney, Ohio OTCBB - “PSFC”

Douglas Stewart, President and CEO of Peoples-Sidney Financial Corporation, parent company of Peoples Federal Savings and Loan Association, announced today the Corporation’s first quarter earnings for the fiscal year ending June 30, 2008 and the declaration of a regular quarterly dividend, plus a special dividend to be paid to its shareholders.

Net income for the three-month period ended September 30, 2007 was $211,000, or $0.16 basic and diluted earnings per share.  This compares to $289,000, or $0.21 basic and diluted earnings per share for the same period ended September 30, 2006.  This represents a decrease in net income of $78,000.  The most significant change occurred in the provision for loan losses, which increased $133,000 from a negative provision of $48,000 for the three months ended September 30, 2006 to a provision of $85,000 for the three months ended September 30, 2007.  The negative provision in the prior year quarter was primarily the result of the positive resolution of a commercial loan that had a specific loss allocation of $80,000 at June 30, 2006.  The increase in provision for loan losses in the current year quarter is largely due to increases in specific allocations on impaired loans.  The Corporation recorded $77,000 in provision for loan losses for these loans.  The remainder recorded for provision for loan losses in the current year quarter was due to an overall increase in nonperforming loans since June 30, 2007.  The increase in provision for loan losses was partially offset by a decrease of $40,000 in federal income tax expense.  The decrease in income tax expense is directly related to the decrease in income before income taxes during the current period.  The Corporation realized improvements in noninterest income and noninterest expense that combined for an increase of $20,000 to pre-tax income as compared to the same period a year ago.  The most significant change was an increase of $10,000 in noninterest income related to activity in the secondary market.

At its regular meeting held October 12, 2007, the Board of Directors declared a regular quarterly dividend of $0.16 per share for record holders as of October 31, 2007 and payable on November 15, 2007.

In addition, the directors declared a special dividend of $0.10 per share to all record holders as of October 31, 2007 and payable on November 15, 2007.

Stewart commented, “Although we are currently feeling a squeeze on quarterly income, this is the sixth occurrence of our Corporation paying a special dividend in addition to our regular quarterly dividend.  We continue to appreciate the support of our shareholders and we are happy to share our profits with them.”

Assets of the Corporation at September 30, 2007 totaled $136.3 million with shareholders’ equity of $15.4 million.

Peoples Federal operates from its main office and separate drive-through facility in downtown Sidney and its branches in Anna, Jackson Center and the Sidney Wal-Mart Supercenter.

When used in this press release or other public or shareholder communications, in filings by the Corporation with the Securities and Exchange Commission and in oral statements made with the approval of an authorized executive office, the words or phrases “should result,” “will likely result,” “will enable,” “are expected to,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements are subject to certain risks and uncertainties, including changes in economic conditions in the Corporation’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Corporation’s market area and competition, that could cause actual results to differ materially from historical results and those presently anticipated or projected.  The Corporation wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made.  The Corporation wishes to advise readers that the factors listed could affect the Corporation’s financial performance and could cause the Corporation’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Corporation does not undertake-and specifically declines any obligation-to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.